Exhibit 10.22

HAWAIIAN TELCOM HOLDCO, INC.
EXECUTIVE SEVERANCE PLAN

(amended and restated effective June 12, 2015)

INTRODUCTION

The purpose of the Hawaiian Telcom Holdco, Inc. Executive Severance Plan (the “Plan”) is to retain key employees and to encourage such employees to use their best business judgment in managing the affairs of Hawaiian Telcom Holdco, Inc. and its subsidiaries and affiliates (the “Company”). Therefore, Hawaiian Telcom Holdco, Inc. is willing to provide the severance benefits described below to protect these employees in the event of an involuntary termination. It is further intended that this Plan will complement other compensation program components to assure a sound basis upon which the Company will retain key employees.

Article 1
Definitions and Exclusions

Whenever used in this Plan, the following words and phrases shall have the meanings set forth below. When the defined meaning is intended, the term is capitalized:

1.1.                            “Base Salary” means the total amount of base salary payable to a participant at the salary rate in effect immediately prior to the participant’s Separation from Service with the Company. Base Salary does not include bonuses, reimbursed expenses, credits or benefits under any plan of deferred compensation, to which the Company contributes, or any additional cash compensation or compensation payable in a form other than cash.

1.2.                            “Board of Directors” shall mean the Board of Directors of Hawaiian Telcom Holdco, Inc..

1.3.                            “Cause” to terminate a participant’s employment shall include any of the following facts or circumstances:

(a)         the participant’s failure to follow a legal order of the Board of Directors, other than any such failure resulting from the participant’s Disability, and such failure is not remedied within 30 days after receipt of written notice;

(b)         the participant’s gross or willful misconduct in the performance of duties that causes or is reasonably likely to cause damage to the Company;

(c)          the participant’s conviction of felony or crime involving material dishonesty or moral turpitude;

(d)         the participant’s fraud or, other than with respect to a de minimis amount, personal dishonesty involving the Company’s assets; or

(e)          the participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the participant’s duties and responsibilities to the Company.

Prior to a termination pursuant to subsection 1.3(c) above, the Company shall conduct a reasonable investigation to determine, based on the information reasonably available to the Company, whether Cause for termination exists.

1.4.                            “Compensation Committee” means the Compensation Committee of the Board of Directors.

1.5.                            “Disability” shall mean the absence of a participant from the participant’s duties to the Company on a full-time basis for a total of 6 months during any 12-month period as a result of incapacity due to mental or physical illness, which determination is made by a physician selected by the Company and acceptable to the participant or the participant’s legal representative (such agreement as to acceptability not to be withheld unreasonably). Notwithstanding the foregoing, a Disability shall not be “incurred” hereunder until, at the earliest, the last day of the 6th month of such absence and in no event shall the participant be determined to be Disabled unless such physician determines that such illness can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.6.                            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.7.                            “General Release” means a full and complete general waiver and release of all claims that a participant may have against the Company or persons affiliated with the Company in the form provided by the Company.

1.8.                            “Good Reason” means a participant’s resignation due to the occurrence of any of the following conditions which occurs without the participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:

(a)                                 a material diminution in the authority, duties or responsibilities of the participant or the supervisor to whom the participant is required to report;

(b)                                 the Company’s material breach of this Plan or the participant’s employment offer letter or employment agreement (including, without limitation, the Company’s material failure to provide payments or benefits required under this Plan or the participant’s employment offer letter or employment agreement); or

(c)                                  the relocation of the participant’s principal office, without his or her consent, to a location that is in excess of 100 miles from Honolulu, Hawaii.

In order for a participant to resign for Good Reason, the participant must provide written notice to Hawaiian Telcom Holdco, Inc. of the existence of the Good Reason condition within 90 days of the initial existence of such Good Reason condition. Upon receipt of such notice, Hawaiian Telcom Holdco, Inc. will have 30 days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such 30 day period, the participant may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of Hawaiian Telcom Holdco, Inc.’s 30-day cure period.

1.9.                            “Involuntary Separation from Service” shall have the meaning set forth in Treasury Regulation 1.409A-1(n).

1.10.                     “Separation from Service” shall have the meaning set forth in Treasury Regulation 1.409A-1(h).

Article 2
Eligibility for Benefits

2.1.                            Eligibility. The Company’s executives at the Senior Vice President and higher level, hired by the Company after December 7, 2012, are eligible for Plan benefits. Exceptions (additions or deletions) to the eligibility requirements can be made only by Hawaiian Telcom Holdco, Inc.’s Chief Executive Officer (“CEO”), with the approval of the Compensation Committee.

2.2.                            Benefits.  If a participant experiences (a) a Separation from Service as a result of the participant’s death or Disability or (b) an Involuntary Separation from Service by the Company without Cause or as a result of the participant’s resignation for Good Reason, the Company shall pay to the participant the severance benefits described in Section 3.2.  Notwithstanding anything stated herein or in any other plan, program, arrangement or agreement otherwise, a participant receiving benefits under this Plan shall not be eligible for severance benefits under any other severance plan, policy or arrangement sponsored by the Company or any other written agreement by and between the Company and the participant, including without limitation, any employment offer letter or employment agreement, whether entered into before or after this Plan is adopted by the Company.

2.3.                            Notice of Termination.  Any termination of a participant’s employment by the Company or by the participant (other than termination that occurs as a result of the participant’s death) shall be communicated by a written notice to the other party indicating the specific basis for the termination, referencing the applicable provisions of this Plan, and specifying a termination date.  Any notice of termination submitted by a participant shall specify a termination date that is at least 30 days following the date of such notice; provided, however, the Company may, in its sole discretion, change the termination date to any date following the Company’s receipt of the notice of termination. Except as set forth below with respect to a termination as a result of a participant’s Disability, any notice of termination submitted by the Company may provide for any termination date (e.g., the date the participant receives the notice of termination, or any date thereafter specified by the Company in its sole discretion). Any notice of termination submitted by the Company where the basis for the termination is a participant’s Disability shall specify a termination date that is 30 days after receipt of such notice by the participant, and participant’s termination shall be effective as of such date, provided that, within the 30 days after such receipt, the participant shall not have returned to the full-time performance of his or her duties.  This Section 2.3 shall be construed in a manner consistent with the requirements of the Americans with Disabilities Act and Hawaii Employment Practices law. The failure by a participant or the Company to set forth in the notice of termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the participant or the Company or preclude the participant or the Company from asserting such fact or circumstance in enforcing the participant’s or the Company’s rights.

2.4.                            Plan Administration. The Compensation Committee, or such other committee as may be appointed by the Board of Directors from time to time, shall administer this Plan (the “Plan Administrator”). The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

Article 3
Severance Benefits

3.1.                            Termination for Cause or Resignation without Good Reason.  If a participant’s employment is terminated by the Company for Cause, or by participant without Good Reason, the participant shall not be entitled to any severance payments or benefits.

3.2.                            Termination.

(a)         Termination upon Death or Disability.  If a participant experiences a Separation from Service as a result of such participant’s death or Disability, such participant (or the participant’s estate) will receive the following severance payments and benefits from the Company:

(i)             Severance Pay.  The Company will continue to pay, in separate and distinct equal installment payments in accordance with the Company’s regular payroll practice at the time of the participant’s Separation from Service, the participant’s Base Salary for the period beginning on the date of such Separation from Service and ending, (a) for the CEO, on the twelve (12) month anniversary of the date of the CEO’s Separation from Service, and (b) for participants other than the CEO, on the six (6) month anniversary of the date of the participant’s Separation from Service.

(ii)          Performance Compensation Plan Award Severance.  The Company will pay the participant a pro-rated amount of his or her annual award under the Company’s Performance Compensation Plan for the year of termination, with such prorated amount equal to the award the participant would have received had he or she continued to be employed by the Company until the date such awards are paid multiplied by a fraction, the numerator of which is the total number of days the participant was employed by the Company during the calendar year and the denominator of which is 365, based on actual performance in relation to the performance targets set forth in the Performance Compensation Plan (such amount to be determined in good faith by the Compensation Committee and paid in the calendar year following the calendar year in which the participant’s Separation from Service occurs at such time as awards are paid to other executive officers who participate in the Performance Compensation Plan).

(b) Termination without Cause or Resignation for Good Reason. If a participant experiences an Involuntary Separation from Service by the Company without Cause or as a result of the participant’s resignation for Good Reason, the participant will receive the following severance payments and benefits from the Company:

(i)             Severance Pay.

(A)                   The Company will continue to pay, in separate and distinct equal installment payments in accordance with Company’s standard payroll procedures at the time of the participant’s Separation from Service, (1) to the CEO, 150% of the CEO’s Base Salary, and (2) to participants other than the CEO, the participant’s Base Salary, in each case for the period beginning on the date of such Separation from Service and ending on the earliest to occur of (a)(i) for the CEO, the eighteen (18) month anniversary of the date of the CEO’s Separation from Service, and (ii) for participants other than the CEO, the twelve (12) month anniversary of the date of the participant’s Separation from Service, (b) the first date the participant violates any restrictive covenant that may be described in his or her employment offer letter or employment agreement, including, without limitation, any non-competition, non-solicitation, non-disparagement or confidentiality covenant, (c) the fifth day following the date of the participant’s termination in the event the Company has not received by that date a General Release executed by the participant and the participant’s voluntary waiver of any review period, or (d) the first date of the participant’s revocation of the General Release (such period ending on the earliest of such dates, the “Severance Period”).

(ii)          Health Insurance.  Continued coverage (at the Company’s expense), for the Severance Period, for the participant and any dependents under the Company group health plan in which the participant and any dependents were entitled to participate immediately prior to the Separation from Service, excluding Exec-U-Care or similar supplemental coverage policies for senior executives. If the foregoing coverage is not available, and if the participant elects to continue his or her health insurance coverage (excluding Exec-U-Care or similar supplemental coverage policies for senior executives) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will pay 100% of the participant’s monthly premiums due for such COBRA coverage from the first date on which the participant loses health coverage as an employee of the Company (with any payments commencing after such date being made retroactively to such date) through the date the Company has paid for COBRA premiums for a length of time equal to the Severance Period or, if earlier, the expiration of the participant’s coverage under COBRA or the date when the participant receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(iii)       Performance Compensation Plan Award Severance.  The Company will pay the participant a pro-rated amount of his or her annual award under the Company’s Performance Compensation Plan for the year of termination, with such prorated amount equal to the award the participant would have received had he or she continued to be employed by the Company until the date such awards are paid multiplied by a fraction, the numerator of which is the total number of days the participant was employed by the Company during the calendar year and the denominator of which is 365, based on actual performance in relation to the performance targets set forth in the Performance Compensation Plan (such amount to be determined in good faith by the Compensation Committee and paid in the calendar year following the calendar year in which the participant’s Separation from Service occurs at such time as awards are paid to other executive officers who participate in the Performance Compensation Plan).

3.3.                            Code Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Plan is hereby designated as a separate payment.  The parties intend that all payments made or to be made under this Plan comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.  Specifically, any severance payments made in connection with the participant’s Separation from Service under this Plan and paid on or before the 15th day of the 3rd month following the end of the participant’s first tax year in which the participant’s Separation from Service occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which the participant’s Separation from Service occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance provided in connection with the participant’s Separation from Service under this Plan shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of the participant’s 2nd taxable year following the taxable year in which the participant’s Separation from Service occurs).  Notwithstanding the foregoing, if any of the payments provided in connection with the participant’s Separation from Service do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and the participant is, at the time of the participant’s Separation from Service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after the participant’s Separation from Service and, on such date (or, if earlier, the date of the participant’s death), the participant will receive all payments that would have been paid during such period in a single lump sum.  Any lump sum payment of delayed payments pursuant to the preceding sentence shall be paid with interest to reflect the period of delay, with such interest to accrue at the prime rate in effect at Citibank,

N.A. at the time of the participant’s Separation from Service. Any remaining payments due under the Plan shall be paid as otherwise provided herein. The determination of whether the participant is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of such Separation from Service shall made by the Company in accordance with the terms of Section 409A.

Article 4
Employment Status

4.1.                            Right to Terminate Employment. This Plan shall not be deemed to constitute an employment contract between the Company and any participant. Nothing contained herein shall give any participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the participant at any time, nor shall it give the Company the right to require the participant to remain in its employ or to interfere with the participant’s right to terminate employment at any time.

4.2.                            Status During Benefit Period. Commencing upon the date of the participant’s Separation from Service, the participant shall cease to be an employee of the Company for any purpose. The payment of severance benefits under this Plan shall be payments to a former employee.

Article 5
Claims and Review Procedures

5.1.                            Claims Procedure. Severance benefits will be provided to each participant in the amount determined hereunder by Hawaiian Telcom Holdco, Inc.  If a participant believes he or she has not been provided with the severance pay benefits to which he or she is entitled under this Plan, then the participant may file a request for review within 90 days after the date he or she should have received such benefits according to the Plan.  The request for review must be submitted to the Plan Administrator.  The Plan Administrator will respond to the request for review within 90 days after it is received, setting forth the reasons for its determination in writing.  If the participant’s request for review is denied, the participant or the participant’s duly authorized representative may, within 60 days after receiving written notice of such denial, file a written appeal with the Plan Administrator setting forth the reasons for disagreeing with the initial determination including any documents or records which support the participant’s appeal.  The Plan Administrator shall respond to this appeal within 60 days after it is received, setting forth the reasons for its determination in writing.  The participant may review pertinent Plan documents and his or her employment records, and as part of the written request for review may submit issues and comments concerning the claim.

5.2.                            Authority. In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan. Any approval or denial shall be final and conclusive upon all persons.

5.3.                            Exhaustion of Remedies. Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has: (a) submitted a claim for benefits, (b) been notified by the Plan Administrator that the benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Plan Administrator, and (d) been notified in writing that the denial has been affirmed.

Article 6
Information Required by ERISA

6.1.                            Plan Information.  The Plan is administered by Hawaiian Telcom Holdco, Inc.  The Plan sponsor’s and Plan Administrator’s name, address, telephone number, employer identification number and Plan number are as follows:

Plan Name:	Hawaiian Telcom Holdco, Inc. Executive Severance Plan

Plan Sponsor/	Hawaiian Telcom Holdco, Inc.
Administrator:	c/o Compensation Committee
1177 Bishop Street
Honolulu, Hawaii 96813

Telephone No.:	(808) 546-4511
Employer I.D. No.:	16-1710376

Plan No.:	507
Plan Year:	January 1 through December 31
Effective Date:	December 17, 2012

6.2.                            Type of Plan.                       This is an unfunded welfare benefit severance plan.  The Company provides benefits from its general assets.

6.3.                            Agent for Service of Legal Process. The name and address of the person designated as agent for service of legal process is the same as the name and address of the Plan Administrator.

6.4.                            Statement of ERISA Rights.  Participants in this Plan are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

(a)        Examine, without charge, at the Plan Administrator’s office, all Plan documents, including the Plan instrument (which is this document) and copies of all documents filed by the Plan Administrator with the Department of Labor.

(b)        Copies of all Plan documents and other Plan information may also be obtained upon written request to the Plan Administrator; provided, however, that a reasonable charge may be made for copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan.  The people who operate the Plan have a duty to do so prudently and in the interest of Plan participants and beneficiaries.  However, employees and agents of the Company carrying out their responsibilities with respect to the Plan are acting as representatives of the Company and not as fiduciaries in their own right.  No one, including a participant’s employer or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent a participant from obtaining benefits or exercising the participant’s rights under ERISA.  If a participant’s claim for benefits is denied in whole or in part, the participant must receive a written explanation of the reason for this denial.  A participant has the right to have the Plan Administrator review and reconsider the participant’s claim, as described elsewhere in this document.

Under ERISA, there are several steps a participant can take to enforce the above rights.  For instance, if a participant requests certain materials required to be furnished by the Plan and the participant does not receive them within 30 days, a participant may file suit in federal court.  In such a case, the court may require that the participant be provided with the materials and may fine the Company up to $100 a day until the participant receives them, unless the materials were not sent because of reasons beyond the Plan Administrator’s control.  If a participant has a claim for benefits which is denied or ignored in whole or in part, the participant may file suit in a state or federal court.  If a participant is discriminated against for asserting the participant’s rights, the participant may seek assistance from the United States Department of Labor or the participant may file suit in federal court.  The court will decide who should pay the court costs and legal fees.  If a participant is successful, the court may order the person the participant has sued to pay these costs and fees.  If a participant loses, the court may order the participant to pay these costs and fees if, for example, it finds the participant’s claim is frivolous.

If any participant has any questions about this Plan, the participant should contact the Plan Administrator.  If any participant has any questions about this statement or about the participant’s rights under ERISA, the participant should contact the nearest office of the Labor-Management Services Administration, United States Department of Labor.

6.5.                            Plan Administration and Interpretations.  Hawaiian Telcom Holdco, Inc. is the named fiduciary, which has the authority to control and manage the operation and administration of the Plan.  Hawaiian Telcom Holdco, Inc. shall make such rules, regulations and computations and shall take such other actions to administer the Plan as it may deem appropriate.  Hawaiian Telcom Holdco, Inc. shall have sole and complete discretion to interpret and administer the terms of the Plan and to determine eligibility for benefits and the amount of any such benefits pursuant to the terms of the Plan.  In administering the Plan, Hawaiian Telcom Holdco, Inc. shall act in a nondiscriminatory manner to the extent legally required and shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in Section 404(a)(1) and other applicable sections of ERISA.

Article 7
Amendment and Termination

It is intended that the Plan shall continue from year to year, subject to an annual review by the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee reserves the right to modify, amend or terminate the Plan at any time; provided, that no amendment or termination shall be made that would materially and adversely affect the rights of any participant without his or her consent.

Article 8
Miscellaneous

8.1.                            Benefits Non-Assignable. No right or interest of a participant in this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, assignments for the benefit of creditors, receiverships, or in any other manner, excluding transfer by operation of law as a result solely of mental incompetency.

8.2.                            Withholding and Required Deductions. The severance benefits payable under this Plan are subject to all withholding and any other deductions required by applicable law.

8.3.                            Applicable Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law.

8.4.                            Severability. If any provision of this Plan is held invalid or unenforceable by a court of competent jurisdiction, all remaining provisions shall continue to be fully effective.

8.5.                            Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the participants and their heirs, executors, administrators and legal representatives.

IN WITNESS WHEREOF, Hawaiian Telcom Holdco, Inc. has caused this amended and restated Plan to be executed by its duly authorized officer effective as of the 12th day of June, 2014.

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Eric K. Yeaman
Eric K. Yeaman
Its President and Chief Executive Officer